Exhibit 99.1

AMC NETWORKS INC. REPORTS SECOND QUARTER 2016 RESULTS

Second Quarter Highlights:

•	Net revenues increased 13.9% to $685 million

•	Operating income increased 12.1% to $178 million

•	AOCF[1] increased 10.4% to $211 million

•	Diluted EPS of $1.05. Excluding foreign currency transaction losses, Diluted EPS of $1.28.

New York, NY - August 4, 2016: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2016.

President and Chief Executive Officer Josh Sapan said: “AMC Networks delivered strong financial and operating results in the second quarter with double digit growth in revenues, operating income and AOCF driven by increases in both advertising and distribution revenues at our National Networks. Our acclaimed and popular shows including The Walking Dead, Better Call Saul and Orphan Black, are being watched across multiple platforms and create network and programming brands that are highly sought after by advertisers, distributors and consumers. We remain confident that our approach is the right one to succeed in a highly competitive and consolidating entertainment marketplace, and we remain focused and committed to continuing to create and deliver value for our shareholders.”

Second quarter net revenues increased 13.9%, or $84 million, to $685 million over the second quarter of 2015, led by 17.2% growth at National Networks and an increase of $5 million at International and Other. Operating income was $178 million, an increase of 12.1%, or $19 million, versus the prior year period. The operating income increase resulted from 12.8% growth at National Networks and a decrease of $1 million in operating loss at International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $211 million, an increase of 10.4%, or $20 million, versus the prior year period. National Networks AOCF increased 13.0% and International and Other AOCF was essentially flat versus the prior year period.

For the six months ended June 30, 2016, net revenues increased $122 million, or 9.6%, to $1.391 billion, operating income increased $47 million, or 12.1%, to $437 million, and AOCF increased $47 million, or 10.5%, to $498 million.

Second quarter net income was $77 million ($1.05 per diluted share), compared with $83 million ($1.14 per diluted share) in the second quarter of 2015. The decrease was primarily related to a decrease in miscellaneous, net related to foreign currency transaction losses which offset the increase in operating income.

Net income for the six months ended June 30, 2016 was $191 million ($2.60 per diluted share), compared with $204 million ($2.81 per diluted share) in the prior year period.

1. See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Net cash provided by operating activities was $230 million for the six months ended June 30, 2016, an increase of $39 million from the prior year period. The increase was primarily the result of the improved operating performance and a decrease in tax payments partially offset by an increase in working capital. Free Cash Flow2 for the six months ended June 30, 2016 was $196 million, an increase of $42 million from the prior year period. The increase primarily reflects the increase in net cash provided by operating activities as well as a decrease in capital expenditures over the prior year period.

Segment Results

(dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net revenues:
National Networks	$572,633	$488,608	17.2%	$1,171,269	$1,051,455	11.4%
International and Other	118,280	112,883	4.8%	227,328	219,239	3.7%
Inter-segment eliminations	(6,081)	(353)	n/m	(7,186)	(874)	n/m
Total net revenues	$684,832	$601,138	13.9%	$1,391,411	$1,269,820	9.6%

Operating income (loss):
National Networks	$189,090	$167,647	12.8%	$455,823	$408,067	11.7%
International and Other	(7,819)	(8,979)	12.9%	(16,403)	(18,933)	13.4%
Inter-segment eliminations	(3,239)	166	n/m	(2,729)	447	n/m
Total operating income (loss)	$178,032	$158,834	12.1%	$436,691	$389,581	12.1%

AOCF:
National Networks	$206,328	$182,553	13.0%	$487,282	$435,811	11.8%
International and Other	8,207	8,610	(4.7)%	13,165	14,289	(7.9)%
Inter-segment eliminations	(3,239)	166	n/m	(2,729)	447	n/m
Total AOCF	$211,296	$191,329	10.4%	$497,718	$450,547	10.5%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV.

National Networks revenues for the second quarter 2016 increased 17.2% to $573 million, operating income rose 12.8% to $189 million, and AOCF grew 13.0% to $206 million, all compared to the prior year period.

National Networks revenues for the six months ended June 30, 2016 increased 11.4% to $1.171 billion, operating income rose 11.7% to $456 million, and AOCF grew 11.8% to $487 million, all compared to the prior year period.

Second quarter growth in revenues was led by a 28.9% increase in advertising revenues to $239 million. The growth in advertising revenues primarily reflected growth at AMC, principally related to the timing of the airing of original programming. Distribution revenues increased 10.0% to $333 million. The increase in distribution revenues was primarily attributable to an increase in affiliate fees as well as an increase in licensing and digital distribution revenues.

The increase in second quarter operating income and AOCF reflected the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses.

2. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

International and Other revenues for the second quarter of 2016 increased $5 million to $118 million, operating loss decreased $1 million to a loss of $8 million, and AOCF was essentially flat at $8 million, all compared to the prior year period.

International and Other revenues for the six months ended June 30, 2016 increased $8 million to $227 million, operating loss decreased $3 million to a loss of $16 million, and AOCF decreased $1 million to $13 million, all compared to the prior year period.

The increase in second quarter revenues reflected an increase at AMC Networks International partially offset by a decrease at IFC Films.

Second quarter operating loss and AOCF reflected the increase in revenues offset by an increase in operating expenses, compared to the prior year period.

Other Matters

Stock Repurchase Program

As previously disclosed, on March 7, 2016, the Company announced that its Board of Directors has authorized a program to repurchase up to $500 million of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the quarter, the Company repurchased approximately 811,000 shares for $48 million. From July 1, 2016 through July 29, 2016, the Company repurchased approximately 471,000 additional shares for $27 million. As of July 29, 2016, the Company had $425 million available under its stock repurchase authorization.

Please see the Company’s Form 10-Q for the period ended June 30, 2016 for further details regarding the above matter.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 8 of this release for a reconciliation of this measure to earnings per diluted share.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its second quarter 2016 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 49817924.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the

Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues, net	$684,832	$601,138	$1,391,411	$1,269,820
Operating expenses:
Technical and operating (excluding depreciation and amortization)	305,492	259,730	576,537	521,903
Selling, general and administrative	179,366	158,880	336,644	313,459
Restructuring expense	389	2,654	354	3,310
Depreciation and amortization	21,553	21,040	41,185	41,567
Total operating expenses	506,800	442,304	954,720	880,239
Operating income	178,032	158,834	436,691	389,581
Other income (expense):
Interest expense	(32,007)	(32,571)	(63,757)	(65,595)
Interest income	1,671	792	2,393	1,229
Loss on extinguishment of debt	(9)	—	(48,343)	—
Miscellaneous, net	(24,910)	11,384	(25,599)	1,154
Total other income (expense)	(55,255)	(20,395)	(135,306)	(63,212)
Income from operations before income taxes	122,777	138,439	301,385	326,369
Income tax expense	(39,390)	(50,997)	(97,933)	(112,251)
Net income including noncontrolling interests	83,387	87,442	203,452	214,118
Net income attributable to noncontrolling interests	(6,212)	(4,433)	(12,832)	(10,189)
Net income attributable to AMC Networks’ stockholders	$77,175	$83,009	$190,620	$203,929

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.06	$1.15	$2.62	$2.82
Diluted	$1.05	$1.14	$2.60	$2.81

Weighted average common shares:
Basic weighted average common shares	72,729	72,447	72,654	72,327
Diluted weighted average common shares	73,300	73,128	73,287	72,685

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2016
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$206,328	$(8,053)	$(9,148)	$(37)	$189,090
International and Other	8,207	(13,500)	(2,174)	(352)	(7,819)
Inter-segment eliminations	(3,239)	—	—	—	(3,239)
Total	$211,296	$(21,553)	$(11,322)	$(389)	$178,032

	Three Months Ended June 30, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$182,553	$(7,212)	$(7,043)	$(651)	$167,647
International and Other	8,610	(13,828)	(1,758)	(2,003)	(8,979)
Inter-segment eliminations	166	—	—	—	166
Total	$191,329	$(21,040)	$(8,801)	$(2,654)	$158,834

	Six Months Ended June 30, 2016
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$487,282	$(16,022)	$(15,370)	$(67)	$455,823
International and Other	13,165	(25,163)	(4,118)	(287)	(16,403)
Inter-segment eliminations	(2,729)	—	—	—	(2,729)
Total	$497,718	$(41,185)	$(19,488)	$(354)	$436,691

	Six Months Ended June 30, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$435,811	$(14,574)	$(12,453)	$(717)	$408,067
International and Other	14,289	(26,993)	(3,636)	(2,593)	(18,933)
Inter-segment eliminations	447	—	—	—	447
Total	$450,547	$(41,567)	$(16,089)	$(3,310)	$389,581

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	June 30, 2016
Cash and cash equivalents	$643,470
Credit facility debt (a)	$1,332,000
Senior notes (a)	1,645,551
Total debt	$2,977,551
Net debt	$2,334,081
Capital leases	42,594
Net debt and capital leases	$2,376,675
LTM AOCF (b)	$885,413
Leverage ratio (c)	2.7 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)
Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Six Months Ended June 30,
	2016	2015
Net cash provided by operating activities	$229,564	$190,241
Less: capital expenditures	(24,186)	(33,124)
Less: distributions to noncontrolling interests	(8,977)	(3,154)
Free cash flow	$196,401	$153,963

Adjusted Earnings Per Diluted Share	Three Months Ended June 30,
	2016	2015
Earnings per diluted share	$1.05	$1.14
Amortization of acquisition-related intangible assets, net of tax (a)	0.09	0.09
Adjusted earnings per diluted share	$1.14	$1.23

	Six Months Ended June 30,
	2016	2015
Earnings per diluted share	$2.60	$2.81
Amortization of acquisition-related intangible assets, net of tax (b)	0.18	0.19
Adjusted earnings per diluted share	$2.78	$3.00

(a)	Amortization of acquisition-related intangible assets was $10 million and $11 million for the three months ended June 30, 2016 and 2015, respectively.

(b)	Amortization of acquisition-related intangible assets was $20 million and $22 million for the six months ended June 30, 2016 and 2015, respectively.